ROCKWELL INTERNATIONAL CORPORATION

NET INCOME FROM THE COMPANY'S CONTINUING OPERATIONS
EXCLUSIVE OF THE GRAPHIC SYSTEMS BUSINESS




In January 1996 the company announced its plan to sell its Graphic Systems business segment. Accordingly, the Graphic Systems business is reported as discontinued operations as of December 31, 1995. The following sets forth restated net income from continuing operations of the company, exclusive of the Graphic Systems business, for each of the five years in the period ended September 30, 1995 (in millions):


                                                  YEAR ENDED SEPTEMBER 30
                                       1995     1994     1993     1992     1991


Income from Continuing Operations     $1,164    $ 993    $ 889    $ 759    $ 964

Income Taxes                             459      376      336      288      398

Net Income from Continuing Operations    705      617      553      471      566

Discontinued Operations:

  Income from Discontinued Operations,
    Net of Tax                            37       17        9       12       35

Net Income                            $  742   $  634   $  562    $ 483    $ 601